Exhibit 10.39

SIXTH AMENDMENT TO CREDIT AGREEMENT

THIS SIXTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is made as of the 18th day of April, 2011, by and among MHI HOSPITALITY CORPORATION, MHI HOSPITALITY, L.P., MHI HOSPITALITY TRS HOLDING, INC., MHI HOSPITALITY TRS, LLC, MHI GP LLC, PHILADELPHIA HOTEL ASSOCIATES LP, BROWNESTONE PARTNERS, LLC, LOUISVILLE HOTEL ASSOCIATES, LLC, TAMPA HOTEL ASSOCIATES LLC, LAUREL HOTEL ASSOCIATES LLC and BRANCH BANKING AND TRUST COMPANY, as Administrative Agent, as Issuing Bank and as a Lender, KEYBANK NATIONAL ASSOCIATION and MANUFACTURERS AND TRADERS TRUST COMPANY (collectively referred to herein as the “Lenders”).

R E C I T A L S:

The Borrowers, the Guarantors, the Administrative Agent and the Lenders have entered into a certain Credit Agreement dated as of May 8, 2006, as amended by a certain First Amendment to Credit Agreement dated August 1, 2007, a certain Second Amendment to Credit Agreement dated April 15, 2008, a certain Amendment to Second Amendment to Credit Agreement dated August 15, 2008, a certain Third Amendment to Credit Agreement dated February 18, 2009, a certain Fourth Amendment to Credit Agreement dated May 18, 2009 and a certain Fifth Amendment to Credit Agreement dated June 4, 2010 (referred to herein, as so amended, as the “Credit Agreement”). Capitalized terms used in this Amendment which are not otherwise defined in this Amendment shall have the respective meanings assigned to them in the Credit Agreement.

The Borrowers and Guarantors have requested the Administrative Agent and the Lenders to amend the Credit Agreement to (i) change the definitions of “Consolidated Tangible Net Worth,” “Collateral Pool EBITDA,” “Collateral Pool Interest Coverage Ratio,” “Collateral Pool Interest Expense,” “Fixed Charge Coverage Ratio,” “Funds from Operations,” “Liquidity,” “Release Amount,” “Termination Date” and “Total Liabilities”, (ii) add the definitions of “Bridge Loan,” “Bridge Loan Lender,” “Equity Issuance Proceeds,” “Note Agreement,” “Preferred Equity Transaction,” “Preferred Equity Agreement,” “Preferred Investor,” “Preferred Stock,” “Restricted Cash,” “Term Loans” and “Term Loan Commitment Availability”, (iii) amend Sections 3.13, 2.06(a), 2.06(c), 2.11(f), 2.11(g), 5.03, 5.05, 5.06, 5.28, 5.40, 5.41 and 6.01(b), and (iv) add new Sections 5.11(k), 5.43, 5.44, 5.45, 5.46, 6.01(r), 6.01(s), 6.01(t), 6.01(u) and 6.05 as set forth herein.

The Lenders, the Administrative Agent, the Guarantors and the Borrowers desire to amend the Credit Agreement upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the Recitals and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrowers, the Guarantors, the Administrative Agent and the Lenders, intending to be legally bound hereby, agree as follows:

SECTION 1. Recitals. The Recitals are incorporated herein by reference and shall be deemed to be a part of this Amendment.

SECTION 2. Non-Revolving Facility. Notwithstanding anything to the contrary within the Credit Agreement, (a) no additional Advances will be made to the Borrowers, (b) no amount of the current outstanding Advances subsequently repaid or prepaid may be reborrowed and (c) no Letters of Credit will be issued.

SECTION 3. Amendments. The Credit Agreement is hereby amended as set forth in this Section 3.

SECTION 3.01. Amendment to Section 1.01. The definition of “Bridge Loan” shall be added to Section 1.01 of the Credit Agreement in proper alphabetical order as follows:

“Bridge Loan” means that certain term loan transaction with the Bridge Loan Lender in an aggregate principal amount not to exceed $10,000,000 in accordance with the Note Agreement as in effect on the Sixth Amendment Effective Date.

SECTION 3.02. Amendment to Section 1.01. The definition of “Bridge Loan Lender” shall be added to Section 1.01 of the Credit Agreement in proper alphabetical order as follows:

“Bridge Loan Lender” means Essex Equity High Income Joint Investment Vehicle, LLC, a Delaware limited liability company, its successor and assigns.

SECTION 3.03. Amendment to Section 1.01. The definition of “Collateral Pool EBITDA” set forth in Section 1.01 of the Credit Agreement is amended and restated to read in its entirety as follows:

“Collateral Pool EBITDA” shall be determined as of the end of each Fiscal Quarter and shall mean EBITDA of the Borrowing Base Assets for the Fiscal Quarter then ending and the immediately preceding three Fiscal Quarters; provided, however, EBITDA attributable to any Property which is not a Borrowing Base Asset as of the last day of the Fiscal Quarter then ending shall be excluded from this calculation.

SECTION 3.04. Amendment to Section 1.01. The definition of “Collateral Pool Interest Coverage Ratio” set forth in Section 1.01 of the Credit Agreement is amended and restated to read in its entirety as follows:

“Collateral Pool Interest Coverage Ratio” shall be determined as of the end of each Fiscal Quarter and shall mean the ratio of: (A) Collateral Pool EBITDA to (B) Collateral Pool Interest Expense; provided, however, that the determination of the Collateral Pool Interest Coverage Ratio shall be made on a pro forma basis as though the Debt of Borrowing Base Assets, and interest thereon (whether expensed or capitalized), on the date of determination for the Fiscal Quarter then ending had been constant in such Fiscal Quarter and throughout each of the immediately preceding three Fiscal Quarters.

SECTION 3.05. Amendment to Section 1.01. The definition of “Collateral Pool Interest Expense” set forth in Section 1.01 of the Credit Agreement is amended and restated to read in its entirety as follows:

“Collateral Pool Interest Expense” shall be determined as of the end of each Fiscal Quarter and shall mean, interest whether expensed or capitalized, in respect of the Debt of the Borrowing Base Assets outstanding on the last day of the Fiscal Quarter then ending and the immediately preceding three (3) Fiscal Quarters, all as determined in accordance with GAAP; provided, however, that non-cash costs associated with loan expense amortization shall nevertheless be excluded from the calculation of Collateral Pool Interest Expense.

SECTION 3.06. Amendment to Section 1.01. The definition of “Consolidated Tangible Net Worth” set forth in Section 1.01 of the Credit Agreement is amended and restated to read in its entirety as follows:

“Consolidated Tangible Net Worth” means at any time, Stockholders’ Equity plus Depreciation and Amortization accumulated subsequent to December 31, 2010 for any Property then owned by the Borrowers less the sum of the value, (to the extent reflected in determining Stockholders Equity) as set forth or reflected on the most recent consolidated balance sheet of the Company and its Consolidated Subsidiaries, on a consolidated basis prepared in accordance with GAAP, of

(A) The amount of any write up of assets subsequent to December 31, 2005;

(B) All assets which would be treated as intangible assets for balance sheet presentation purposes under GAAP, including without limitation goodwill (whether representing the excess of cost over book value of assets acquired, or otherwise), trademarks, tradenames, copyrights, patents and technologies, and unamortized debt discount and expense; provided that Non Core Investments shall be included in the calculation of Consolidated Tangible Net Worth at Net Book Value;

(C) To the extent not included in (B) of this definition, any amount at which the Capital Securities of the Company and its Consolidated Subsidiaries appear as an asset on the balance sheet of the Company and its Consolidated Subsidiaries;

(D) Loans or advances to owners of Capital Securities, directors, officers, managers or employees; and

(E) To the extent not included in (B) of this definition, deferred expenses.

For the purposes of this calculation, Preferred Stock shall be excluded from the definition of Redeemable Preferred Securities.

SECTION 3.07. Amendment to Section 1.01. The definition of “Equity Issuance Proceeds” shall be added to Section 1.01 of the Credit Agreement in proper alphabetical order as follows:

“Equity Issuance Proceeds” means the net proceeds from the sale of the shares of Common Stock (as defined in the Preferred Equity Agreement as in effect on the Sixth Amendment Effective Date) pursuant to an Equity Raise (as defined in the Preferred Equity Agreement as in effect on the Sixth Amendment Effective Date).

SECTION 3.08. Amendment to Section 1.01. The definition of “Fixed Charge Coverage Ratio” set forth in Section 1.01 of the Credit Agreement is amended and restated to read in its entirety as follows:

“Fixed Charge Coverage Ratio” shall be determined as of the end of each Fiscal Quarter and shall mean the ratio of Consolidated NOI for the Fiscal Quarter then ending and the immediately preceding three Fiscal Quarters to the sum of: (i) Consolidated Interest Expense for the Fiscal Quarter then ending and the immediately preceding three Fiscal Quarters, excluding accruals for payments of interest payable in Capital Securities as well as amortization of loan costs paid in Capital Securities or warrants issued to the Preferred Investor, (ii) the aggregate net payments made by the Borrowers and its Consolidated Subsidiaries under Hedge Transactions during the Fiscal Quarter then ending and the immediately preceding three Fiscal Quarters, (iii) the aggregate scheduled principal repayments on Debt made by the Borrowers and its Consolidated Subsidiaries during the Fiscal Quarter then ending and the immediately preceding three Fiscal Quarters, and (iv) Preferred Dividends made during the Fiscal Quarter then ending and the immediately preceding three Fiscal Quarters.

SECTION 3.09. Amendment to Section 1.01. The definition of “Funds from Operations” set forth in Section 1.01 of the Credit Agreement is amended and restated to read in its entirety as follows:

“Funds from Operations” means, with respect to any Person for any fiscal period, Net Income less extraordinary items, gains or losses from sales of previously depreciated operating real estate assets plus Depreciation and Amortization and other non-cash adjustments to Net Income in accordance with the definition that was adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, all after adjustment for any non-controlling interest from unconsolidated partnerships and joint ventures, excluding accruals for payments of interest payable in Capital Securities as well as amortization of loan costs paid in Capital Securities or warrants issued to the Preferred Investor.

SECTION 3.10. Amendment to Section 1.01. The definition of “Liquidity” set forth in Section 1.01 of the Credit Agreement is amended and restated to read in its entirety as follows:

“Liquidity” means at any time the sum of (a) Unrestricted Cash of the Borrowers, plus (b) the lesser of: (i) $5,000,000, and (ii) the Term Loan Commitment Availability.

SECTION 3.11. Amendment to Section 1.01. The definition of “Note Agreement” shall be added to Section 1.01 of the Credit Agreement in proper alphabetical order as follows:

“Note Agreement” means that certain note agreement between MHI Hospitality Corporation and the Bridge Loan Lender dated April 18, 2011, as amended.

SECTION 3.12. Amendment to Section 1.01. The definition of “Preferred Equity Transaction” shall be added to Section 1.01 of the Credit Agreement in proper alphabetical order as follows:

“Preferred Equity Transaction” means the transaction with the Preferred Investor for the sale of shares of Preferred Stock (including additional shares of Preferred Stock issued as Dividends as provided in the Preferred Equity Agreement) in MHI Hospitality Corporation for the amount of $25,000,000 in accordance with that certain Preferred Equity Agreement as in effect on the Sixth Amendment Effective Date. Notwithstanding any treatment of the Preferred Equity Transaction (and the Preferred Stock issued pursuant thereto) under GAAP to the contrary, the Preferred Equity Transaction (and the Preferred Stock issued pursuant thereto) shall be treated as preferred stock under this Agreement and any other Loan Document.

SECTION 3.13. Amendment to Section 1.01. The definition of “Preferred Equity Agreement” shall be added to Section 1.01 of the Credit Agreement in proper alphabetical order as follows:

“Preferred Equity Agreement” means the MHI Hospitality Corporation Articles Supplementary for Series A Cumulative Redeemable Preferred Stock evidencing the issuance of the Preferred Stock to the Preferred Investor dated April 18, 2011 and filed with the Maryland Department of Assessments & Taxation on April 18, 2011, as amended.

SECTION 3.14. Amendment to Section 1.01. The definition of “Preferred Investor” shall be added to Section 1.01 of the Credit Agreement in proper alphabetical order as follows:

“Preferred Investor” means (a) Essex Illiquid, LLC, a Delaware limited liability company, and (b) Richmond Hill Capital Partners, LP, a Delaware limited partnership.

SECTION 3.15. Amendment to Section 1.01. The definition of “Preferred Stock” shall be added to Section 1.01 of the Credit Agreement in proper alphabetical order as follows:

“Preferred Stock” means the shares of Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share, of MHI Hospitality Corporation as described in the Preferred Equity Agreement, as in effect on the Sixth Amendment Effective Date.

SECTION 3.16. Amendment to Section 1.01. The definition of “Release Amount” set forth in Section 1.01 of the Credit Agreement is amended and restated to read in its entirety as follows:

“Release Amount” means with respect to each Borrowing Base Asset an amount determined at the time of the release of the Administrative Agent’s Lien on such Borrowing Base Asset equal to: (i) in the case of a sale or transfer to a Third Party of such Borrowing Base Asset, the consideration received by the Borrowers must be entirely in cash and the Release Amount shall be in an amount satisfactory to the Administrative Agent in its sole discretion, which in no event shall be less than the greater of (x) the proceeds from the cash sale of such Borrowing Base Asset, less closing expenses reasonably approved by the Administrative Agent and (y) the Minimum Release Amount of such Borrowing Base Asset, or (ii) in the case of refinancing or replacement of the Mortgage applicable to such Borrowing Base Asset, the greater of (x) the Minimum Release Amount of such Borrowing Base Asset and (y) the loan proceeds from the refinancing or replacement of the Mortgage applicable to such Borrowing Base Asset, less closing expenses reasonably approved by the Administrative Agent. For the purposes of this definition, “Minimum Release Amount” shall mean the amount for each Borrowing Base Asset listed on Schedule A. The Loan Parties agree that no Borrowing Base Asset will be released from the lien of the Administrative Agent except in the case of (i) a sale or transfer to a Third Party of such Borrowing Base Asset or (ii) refinancing or replacement of the Mortgage applicable to such Borrowing Base Asset.

SECTION 3.17. Amendment to Section 1.01. The definition of “Restricted Cash” shall be added to Section 1.01 of the Credit Agreement in proper alphabetical order as follows:

“Restricted Cash” shall mean, as of any date of determination, the sum of the aggregate amount of cash subject to or encumbered by any escrow, reserve, Lien or claim of any kind in favor of any Person.

SECTION 3.18. Amendment to Section 1.01. The definition of “Termination Date” set forth in Section 1.01 of the Credit Agreement is amended and restated to read in its entirety as follows:

“Termination Date” means May 8, 2014.

SECTION 3.19. Amendment to Section 1.01. The definition of “Term Loans” shall be added to Section 1.01 of the Credit Agreement in proper alphabetical order as follows:

“Term Loans” means the Term Loans outstanding under the Bridge Loan Agreement.

SECTION 3.20. Amendment to Section 1.01. The definition of “Term Loan Commitment Availability” shall be added to Section 1.01 of the Credit Agreement in proper alphabetical order as follows:

“Term Loan Commitment Availability” means, at any time, the portion of the Term Loan Commitment (as defined in the Bridge Loan Agreement as in effect on the Sixth Amendment Effective Date) then in effect and that has not been terminated or expired, less the aggregate original principal amount of all Term Loans advanced under the Bridge Loan Agreement, as in effect on the Sixth Amendment Effective Date.

SECTION 3.21. Amendment to Section 1.01. The definition of “Total Liabilities” set forth in Section 1.01 of the Credit Agreement is amended and restated to read in its entirety as follows:

“Total Liabilities” means at any time, the total liabilities of the Borrowers and their respective Consolidated Subsidiaries (including, without limitation, current and long-term liabilities), determined on a consolidated basis, as set forth or reflected on the most recent consolidated balance sheet of the Borrowers and their respective Consolidated Subsidiaries prepared in accordance with GAAP; provided that Total Liabilities shall not include any preferred stock (including, without limitation, the Preferred Stock).

SECTION 3.22. Amendment to Section 2.01(a). Section 2.01(a) of the Credit Agreement is amended and restated to read in its entirety as follows:

(a) As of the Sixth Amendment Effective Date, each Lender has made the Advances in the amount set forth opposite such Lender’s name below and such amounts remain outstanding. Other than set forth below, no Advances shall be outstanding on the Sixth Amendment Effective Date. Amounts borrowed under this Agreement and subsequently repaid or prepaid may not be reborrowed.

Lender	Total Advances
Branch Banking and Trust Company	$29,531,249.82
Keybank National Association	$14,218,750.22
Manufacturers and Traders Trust Company	$8,749,999.96

TOTAL	$52,500,000

SECTION 3.23. Amendment to Section 2.06(a). Section 2.06(a) of the Credit Agreement is amended and restated to read in its entirety as follows:

(a) “Applicable Margin” is as follows:

Euro-Dollar Advances	Base Rate Advances

3.5%	2.5%

SECTION 3.24. Amendment to Section 2.06(c). Section 2.06(c) of the Credit Agreement is amended and restated to read in its entirety as follows:

(c) During each Interest Period in which an Advance is a Euro-Dollar Advance, such Euro-Dollar Advance shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of: (1) the Applicable Margin for Euro-Dollar Advances, plus (2) the applicable Adjusted Monthly Libor Index for such Interest Period. Any overdue principal of and, to the extent permitted by applicable law, overdue interest on any Euro-Dollar Advance shall bear interest, payable on demand, for each day until paid in full at a rate per annum equal to the Default Rate.

The “Adjusted Monthly Libor Index” applicable to any Interest Period means a rate per annum equal to the quotient obtained (rounded upward, if necessary, to the next higher 1/100th of 1%) by dividing (i) the applicable London Interbank Offered Rate for such Interest Period by (ii) 1.00 minus the Euro-Dollar Reserve Percentage.

The “London Interbank Offered Rate” applicable to any Euro-Dollar Advance means for the Interest Period of such Euro-Dollar Advance the rate per annum determined on the basis of the rate for deposits in Dollars of amounts equal or comparable to the principal amount of such Euro-Dollar Advance offered for a term comparable to such Interest Period, which rate appears on the display designated as Reuters Screen LIBOR01 Page (or such other successor page as may replace Reuters Screen LIBOR01 Page or such other service or services as may be nominated by the British Banker’s Association for the purpose of displaying London InterBank Offered Rates for U.S. dollar deposits) determined as of 11:00 a.m. London, England time, on the first day of such Interest Period or on the immediately preceding Euro-Dollar Business Day if the first day of such Interest Period is not a Euro-Dollar Business Day.

“Euro-Dollar Reserve Percentage” means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on such Euro-Dollar Advance is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents). The Adjusted Monthly Libor Index shall be adjusted automatically on and as of the effective date of any change in the Euro-Dollar Reserve Percentage.

SECTION 3.25. Amendment to Section 2.11. Subsections (f) and (g) of Section 2.11 of the Credit Agreement are hereby deleted in their entirety.

SECTION 3.26. Amendment to Section 5.03. Section 5.03 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

SECTION 5.03. Collateral Pool Interest Coverage Ratio. Commencing with the Fiscal Quarter ending June 30, 2011 and continuing through the end of each Fiscal Quarter thereafter, the Collateral Pool Interest Coverage Ratio will not at any time be less than: (i) 2.00, or (ii) at all times that there are two (2) or fewer Borrowing Base Assets, 1.0 (provided that in the event that (ii) applies for any Fiscal Quarter, an interest rate per annum of 6.5% with a declining balance amortization of 20 years will be utilized for purposes of the calculation of Collateral Pool Interest Expense). Any increase to the required Collateral Pool Interest Coverage Ratio hereunder shall apply to the Fiscal Quarter in which the triggering event occurs.

SECTION 3.27. Amendment to Section 5.05. Section 5.05 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

SECTION 5.05. Coverage Ratio. At the end of each Fiscal Quarter through December 31, 2011, the Fixed Charge Coverage Ratio will not at any time be less than 1.00 to 1.00. Commencing with the Fiscal Quarter ending March 31, 2012 and continuing through the Fiscal Quarter ending December 31, 2012, the Fixed Charge Coverage Ratio will not at any time be less than 1.05 to 1.00. Commencing with the Fiscal Quarter ending March 31, 2013 and continuing through the Termination Date, the Fixed Charge Coverage Ratio will not at any time be less than 1.10 to 1.00.

SECTION 3.28. Amendment to Section 5.06(a). Section 5.06(a) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

SECTION 5.06. Restricted Payments. The Borrowers will not declare or make any Restricted Payment during any Fiscal Year, except that:

(a) subject to the second sentence of this Section 5.06(a), the Company and the Operating Partnership may declare and make cash distributions to its shareholders and other equity owners, and to holders of Units issued by the Operating Partnership, with respect to any Fiscal Quarter of the Company and the Operating Partnership, provided that (i) such cash distributions shall not exceed the minimum amount required to be distributed for the Company to remain in compliance with Section 5.38 and the Operating Partnership shall make no more than an equivalent per-unit distribution in cash to its equity owners; (ii) no Default or Event of Default shall exist at the time of such cash distributions or arise after giving effect to such cash distributions; (iii) such cash distributions are made without incurring any Debt and without any amount of a Revolver Advance; and (iv) such cash distributions with respect any Fiscal Quarter of the Company and the Operating Partnership may be paid in such Fiscal Quarter or in a subsequent Fiscal Quarter. However, if at any time no Default or Event of Default exists and the Company maintains a minimum Debt Yield of 0.10, then notwithstanding the limitations in (i) and (iv) above, the Company may declare and make an additional cash distribution to its shareholders or other equity owners with respect to any Fiscal Quarter of the Company, so long as the aggregate distributions made for any 12-month period do not exceed 90% of Funds From Operations of the Company on a consolidated basis for the previous 12 months, provided that (x) the Company shall maintain a Debt Yield of 0.10 after giving effect to such cash distributions, (y) both before and after giving effect to any such cash distributions, the Company shall maintain Liquidity of at least Seven Million Five Hundred Thousand Dollars ($7,500,000), and (z) no Default or Event of Default shall exist after giving effect to such cash distributions. Notwithstanding the foregoing, nothing in this Section 5.06(a) shall prohibit payment of Dividends on Preferred Stock or redemption amounts in respect of Preferred Stock which would otherwise be permitted in accordance with this Agreement; provided, however, Preferred Dividends on Preferred Stock shall be included in the calculation of the Funds From Operations of the Company described above;

SECTION 3.29. Amendment to Section 5.11. New subsection (k) to Section 5.11 of the Credit Agreement is hereby added:

(k) Liens encumbering Note Agreement Collateral (as defined in the Intercreditor Agreement) in accordance with the Intercreditor Agreement and securing only the Bridge Loan.

SECTION 3.30. Amendment to Section 5.28. Section 5.28 of the Credit Agreement is amended and restated to read in its entirety as follows:

SECTION 5.28. Additional Debt. No Loan Party or Subsidiary of a Loan Party shall directly or indirectly issue, assume, create, incur or suffer to exist any Debt or the equivalent (including obligations under capital leases, but excluding Preferred Stock issued in the Preferred Equity Transaction) without the consent of the Administrative Agent and the Required Lenders, except for: (a) the Debt owed to the Lenders under the Loan Documents effective as of the Sixth Amendment Effective Date (as described in Section 2.01(a) of this Agreement); (b) the Debt existing and outstanding on the Sixth Amendment Effective Date not in violation of the Loan Documents (as described on Schedule 5.28); (c) Long Term Limited Recourse Mortgage Loans; (d) the Bridge Loan, the aggregate outstanding principal amount of which shall not at any time exceed $10,000,000; (e) Debt to refinance any of the foregoing, provided that neither the amount nor the recourse liability of such Debt being refinanced is being increased and, as to the Bridge Loan, such Debt to refinance is subject to an intercreditor agreement between the new lender and the Administrative Agent in form substantially similar to the Intercreditor Agreement attached as Exhibit C and otherwise acceptable to the Administrative Agent and the Required Lenders in their sole discretion; and (f) Debt required to be incurred pursuant to Section 5.35.

SECTION 3.31. Amendment to Section 5.40. Section 5.40 of the Credit Agreement is amended and restated to read in its entirety as follows:

SECTION 5.40. Minimum Consolidated Tangible Net Worth. Consolidated Tangible Net Worth will at no time be less than $45,000,000, calculated quarterly.

SECTION 3.32. Amendment to Section 5.41. Section 5.41 of the Credit Agreement is amended and restated to read in its entirety as follows:

SECTION 5.41. Deposit Accounts. The Loan Parties will deposit, and will instruct the Eligible Operator, as manager of the Borrowing Base Assets, to deposit all Account Assets (as defined below) into separate deposit accounts for each Borrowing Base Asset. For the purposes of this Section 5.41, “Account

Assets” shall mean all amounts held or received by the Loan Parties or the Eligible Operator for the benefit of the Loan Parties related to, arising from or in connection with the Borrowing Base Assets, including, without limitation, any Accounts (as defined in the Security Agreement and including, without limitation, all amounts related to room rental revenue).

SECTION 3.33. New Section 5.43. New Section 5.43 to the Credit Agreement is hereby added:

SECTION 5.43. Minimum Liquidity. At all times prior to the Termination Date, the Borrowers shall maintain Liquidity of at least $5,000,000.

SECTION 3.34. New Section 5.44. New Section 5.44 of the Credit Agreement is hereby added:

SECTION 5.44. Minimum Number of Borrowing Base Assets. At all times prior to the Termination Date, the Borrowers shall maintain at least two (2) Borrowing Base Assets.

SECTION 3.35. New Section 5.45. New Section 5.45 of the Credit Agreement is hereby added:

SECTION 5.45. Restrictions Applicable to Preferred Stock. Preferred Dividends on Preferred Stock (excluding payments or distributions in respect of the redemption of the Preferred Stock made with Equity Issuance Proceeds received by MHI Hospitality Corporation within thirty (30) days of such payment or distribution) may only be paid to the Preferred Investor if: (a) all Preferred Dividends are paid from Unrestricted Cash, (b) all due and owing interest (calculated in accordance with the Credit Agreement as in effect on the Sixth Amendment Effective Date) on Revolver Advances has been paid to the Lenders, (c) the Borrowers are in compliance on the date of payment of such Preferred Dividends with Section 5.03, Section 5.05, Section 5.08, Section 5.40 and Section 5.43 of the Credit Agreement both before and after giving effect to any such Preferred Dividends on Preferred Stock, and (d) no Default or Event of Default shall exist on the date of payment of such Preferred Dividends both before and after giving effect to the payment of such Preferred Dividends. In furtherance of the foregoing and not in limitation, MHI Hospitality Corporation shall not declare, authorize or pay, and the holders of the Preferred Stock shall not receive, any payment or distribution in respect of the redemption of the Preferred Stock (whether such redemption is pursuant to Section 6 of the Preferred Equity Agreement or otherwise) unless: (1) any such payment or distribution is made with Equity Issuance Proceeds received by MHI Hospitality Corporation within thirty (30) days of such payment or distribution; or (2) (a) no Default or Event of Default shall exist on the date of such payment or distribution in respect of the redemption of the Preferred Stock both before and after giving effect to such payment or distribution; and (b) following a Trigger Event (as defined in the Preferred Equity Agreement), either (i) the Bridge Loan has been fully repaid and satisfied (and no additional Debt is incurred by the Borrowers after the Sixth Amendment Effective Date to refinance the Bridge Loan) or (ii) the Bridge Loan is secured by a Lien upon Note Agreement Collateral (as defined in the Intercreditor Agreement) having Hotel Equity Value (as defined in the Note Agreement as in effect on the Sixth Amendment Effective Date) no less than the lesser of (A) $12,000,000; or (B) the amount determined by multiplying (i) the Term Loan Commitment Availability plus the outstanding principal balance of the Term Loans, by (ii) 1.2. If no appraisal is available for determining Hotel Equity Value, the Borrower shall substitute for the appraised value the depreciated GAAP basis for such Note Agreement Collateral and deduct the amount of any mortgage thereon.

SECTION 3.36. New Section 5.46. New Section 5.46 of the Credit Agreement is hereby added:

SECTION 5.46. No Amendment to Preferred Equity Transaction. The Borrowers shall not, and shall not permit any Loan Party or other Subsidiary to, amend, supplement, restate or otherwise modify any terms of the Preferred Equity Agreement that could reasonably be expected to be materially adverse to the interests of the Administrative Agent and the Lenders without the prior written consent of the Required Lenders. For the avoidance of doubt, such terms would include, without limitation, changes to any of the following: Section 6, Section 9, Section 15, preferred dividends, trigger events or default remedies.

SECTION 3.37. New Section 5.47. New Section 5.47 of the Credit Agreement is hereby added:

SECTION 5.47. No Amendment to Bridge Loan. The Borrowers shall not, and shall not permit any Loan Party or other Subsidiary to, amend, supplement, restate or otherwise modify any terms of the Note Agreement or any Note Agreement Loan Document (as defined in the Intercreditor Agreement as in effect on the Sixth Amendment Effective Date) that could reasonably be expected to be materially adverse to the interests of the Administrative Agent and the Lenders without the prior written consent of the Required Lenders. For the avoidance of doubt, such terms would include, without limitation, changes to any of the following: maturity date, interest rate, collateral, amount of debt, default provisions or default remedies.

SECTION 3.38. Amendment to Section 6.01(b). Section 6.01(b) of the Credit Agreement is amended and restated to read in its entirety as follows:

(b) any Loan Party shall fail to observe or perform any covenant contained in Sections 5.02(ii), 5.03 to 5.15, inclusive, 5.25, 5.28, 5.29 5.30, 5.32 to 5.40, inclusive, 5.43 to 5.47, inclusive; or

SECTION 3.39. Section 6.01(r). Subsection (r) to Section 6.01 of the Credit Agreement is amended to add “or” after the semicolon appearing at the end of the subsection.

SECTION 3.40. New Section 6.01(s). New subsection (s) to Section 6.01 of the Credit Agreement is hereby added:

(s) a default or event of default shall occur and be continuing under the Bridge Loan, the Note Agreement, or any Note Agreement Loan Document (as defined in the Intercreditor Agreement as in effect on the Sixth Amendment Effective Date) or any Borrower or Guarantor shall fail to observe any obligation to be observed or performed by it under the Bridge Loan, the Note Agreement, or any Note Agreement Loan Document (as defined in the Intercreditor Agreement as in effect on the Sixth Amendment Effective Date), and one of the following shall occur: (i) such default, event of default or failure to perform or observe continues uncured or unwaived for a period of ninety (90) days, or (ii) the Bridge Loan Lender shall, in respect of such default, event of default or failure, thereafter (x) initiate a legal proceeding against any Loan Party, (y) obtain a judgment against any Loan Party or (z) attempt to exercise any other remedies against any Loan Party in connection with the Bridge Loan, the Note Agreement, or any Note Agreement Loan Document (as defined in the Intercreditor Agreement as in effect on the Sixth Amendment Effective Date); or

SECTION 3.41. New Section 6.01(t). New subsection (t) to Section 6.01 of the Credit Agreement is hereby added:

(t) the Preferred Investor shall (i) initiate legal proceedings against any Loan Party, (ii) obtain a judgment against any Loan Party or (iii) attempt to exercise any other remedies against any Loan Party in connection with the Preferred Equity Transaction or the Preferred Equity Agreement; provided, however, it shall not constitute an Event of Default if the remedies exercised by the Preferred Investor are limited to one or more of the following: (x) the Equity Raise (as defined in Section 10 of the Preferred Equity Agreement as in effect on the Sixth Amendment Effective Date), (y) the negotiated, consensual arms length sale of any Property which is not a Borrowing Base Property to a Person who is not an Affiliate of any Loan Party or the Preferred Investor (as referenced in Section 10 of the Preferred Equity Agreement as in effect on the Sixth Amendment Effective Date) or (z) implementation of the Additional Board Designees (as defined in Section 10 of the Preferred Equity Agreement as in effect on the Sixth Amendment Effective Date); or

SECTION 3.42. New Section 6.01(u). New subsection (u) of Section 6.01 of the Credit Agreement is hereby added:

(u) the failure of the Investor Designee (as defined in Section 7(b) of the Preferred Equity Agreement as in effect on the Sixth Amendment Effective Date) to be appointed, and serve as a member of, the Board of Directors of MHI Hospitality Corporation on or before the Board Determination Date (as defined in Section 7(b) of the Preferred Equity Agreement as in effect on the Sixth Amendment Effective Date).

SECTION 3.43. New Section 6.05. New Section 6.05 of the Credit Agreement is hereby added:

SECTION 6.05. Payments to Bridge Loan Lender. If an Event of Default has occurred and is continuing under this Credit Agreement, then no payments (either principal or interest) may be paid to the Bridge Loan Lender except as provided in the Intercreditor Agreement.

SECTION 4. Preferred Equity Transaction. The Administrative Agent and the Lenders consent to the Borrowers and the Guarantors entering into the Preferred Equity Transaction with the Preferred Investor on the condition that no amount of the proceeds of the Preferred Equity Transaction shall be used to fund the payment of Restricted Payments.

SECTION 5. Bridge Loan. The Administrative Agent and the Lenders hereby consent to the Borrowers and the Guarantors entering into the Bridge Loan with the Bridge Loan Lender (including without limitation the execution, delivery and performance by the Borrowers and/or the Guarantors, as the case may be, of the Note Agreement (as in effect on the Sixth Amendment Effective Date) and the other documents and agreements contemplated in connection therewith) on the condition that no amount of the Bridge Loan shall be used to fund the payment of Restricted Payments. Also, the Loan Parties shall only make payments of principal and interest to the Bridge Loan Lender as required under the Note Agreement (as in effect on the Sixth Amendment Effective Date).

SECTION 6. Conditions to Effectiveness. The effectiveness of this Amendment and the obligations of the Lenders hereunder are subject to the following conditions, unless the Required Lenders waive such conditions:

(a) receipt by the Administrative Agent from each of the parties hereto of a duly executed counterpart of this Amendment signed by such party;

(b) receipt by the Administrative Agent of a copy of the duly executed Note Agreement;

(c) receipt by the Administrative Agent of a copy of the duly executed Preferred Equity Agreement;

(d) receipt by the Administrative Agent of a duly executed Intercreditor Agreement, in the form attached hereto as Exhibit C;

(e) receipt by the Administrative Agent of such amendments to the Loan Documents (including, without limitation, the Mortgaged Property Security Documents) in form and content satisfactory to the Administrative Agent, and other documents and information, all as the Administrative Agent shall reasonably request;

(d) endorsements to the Title Policies in form and content satisfactory to the Administrative Agent;

(e) receipt by the Administrative Agent of all documents which the Administrative Agent may reasonably request relating to the existence of each Loan Party, the authority for and the validity of this Amendment and the other Loan Documents, and any other matters relevant hereto, all in form and substance satisfactory to the Administrative Agent, including without limitation an Officer’s Certificate, signed by the Secretary, an Assistant Secretary, a member, manager, partner, trustee or other authorized representative of the respective Loan Party, certifying as to the names, true signatures and incumbency of the officer or officers of the respective Loan Party, authorized to execute and deliver the Amendment and other Loan Documents, and certifying whether or not any changes to the entity’s Organizational Documents have taken place since June 4, 2010, and certified copies of, if applicable, a certificate of the Secretary of State of such Loan Party’s state of organization as to the good standing or existence of such Loan Party; and a copy of the Organizational Action taken by the board of directors of the Loan Party or the members, managers, trustees, partners or other applicable Persons authorizing the Loan Party’s execution, delivery and performance of this Amendment;

(f) receipt by the Administrative Agent of an opinion of Baker & McKenzie, LLP and such other local counsel as the Borrowers may engage, as special counsel to the Loan Parties, dated as of the Sixth Amendment Effective Date, covering the execution of this Amendment by the Loan Parties and such additional matters as the Administrative Agent may reasonably request;

(g) the fact that the representations and warranties of the Borrowers and Guarantors contained in Section 8 of this Amendment shall be true on and as of the date hereof except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true on and as of such earlier date;

(h) receipt of a $22,700,000 repayment from the Borrowers;

(i) all other documents and legal matters in connection with the transactions contemplated by this Amendment shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel; and

(j) receipt by the Administrative Agent of the Amendment Fee.

SECTION 7. No Other Amendment. Except for the amendments set forth above and those contained in the First Amendment to Credit Agreement dated August 1, 2007 (the “First Amendment”), the Second Amendment to Credit Agreement dated April 15, 2008 (the “Second Amendment”), the Amendment to Second Amendment to Credit Agreement dated August 15, 2008 (the “Amendment to Second Amendment”), the Third Amendment to Credit Agreement dated February 18, 2009 (the “Third Amendment”), the Fourth Amendment to Credit Agreement dated May 18, 2009 (the “Fourth Amendment) and the Fifth Amendment to Credit Agreement dated June 4, 2010 (the “Fifth Amendment”), the text of the Credit Agreement shall remain unchanged and in full force and effect. On and after the Sixth Amendment Effective Date, all references to the Credit Agreement in each of the Loan Documents shall hereafter mean the Credit Agreement as amended by the First Amendment, the Second Amendment, the Amendment to Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment and this Amendment. This Amendment is not intended to effect, nor shall it be construed as, a novation. The Credit Agreement, the First Amendment, the Second Amendment, the Amendment to Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment and this Amendment shall be construed together as a single agreement. This Amendment shall constitute a Loan Document under the terms of the Credit Agreement. Nothing herein contained shall waive, annul, vary or affect any provision, condition, covenant or agreement contained in the Credit Agreement, except as herein amended, nor affect nor impair any rights, powers or remedies under the Credit Agreement as hereby amended. The Lenders and the Administrative Agent do hereby reserve all of their rights and remedies against all parties who may be or may hereafter become secondarily liable for the repayment of the Notes. The Borrowers and Guarantors promise and agree to perform all of the requirements, conditions, agreements and obligations under the terms of the Credit Agreement, as heretofore and hereby amended, the Credit Agreement, as amended, and the other Loan Documents being hereby ratified and affirmed. The Borrowers and Guarantors hereby expressly agree that the Credit Agreement, as amended, and the other Loan Documents are in full force and effect.

SECTION 8. Representations and Warranties. The Borrowers and Guarantors hereby represent and warrant to each of the Lenders as follows:

(a) No Default or Event of Default under the Credit Agreement or any other Loan Document has occurred and is continuing unwaived by the Lenders on the date hereof.

(b) The Borrowers and Guarantors have the power and authority to enter into this Amendment and to do all acts and things as are required or contemplated hereunder to be done, observed and performed by them.

(c) This Amendment has been duly authorized, validly executed and delivered by one or more authorized officers of the Borrowers and Guarantors and constitutes the legal, valid and binding obligations of the Borrowers and Guarantors enforceable against them in accordance with its terms, provided that such enforceability is subject to general principles of equity.

(d) The execution and delivery of this Amendment and the performance by the Borrowers and Guarantors hereunder does not and will not, as a condition to such execution, delivery and performance, require the consent or approval of any regulatory authority or governmental authority or agency having jurisdiction over the Borrowers, or any Guarantor, nor be in contravention of or in conflict with the articles of incorporation, bylaws or other Organizational Documents of the Borrowers, or any Guarantor or the provision of any statute, or any judgment, order or indenture, instrument, agreement or undertaking, to which any Borrower, or any Guarantor is party or by which the assets or properties of the Borrowers, and Guarantors are or may become bound.

(e) The Collateral Documents continue to create a valid security interest in, and Lien upon, the Collateral, in favor of the Administrative Agent, for the benefit of the Secured Parties, which security interests and Liens are perfected in accordance with the terms of the Collateral Documents and prior to all Liens other than Permitted Liens.

(f) The revised Schedules to the Credit Agreement attached hereto as Exhibit D are true and correct as of the Sixth Amendment Effective Date.

SECTION 9. Counterparts; Governing Law. This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement. This Amendment shall be construed in accordance with and governed by the laws of the State of North Carolina.

SECTION 10. Amendment. This Amendment may not be amended or modified without the written consent of the Required Lenders.

SECTION 11. Effective Date. This Amendment shall be effective as of April 18, 2011 (the “Sixth Amendment Effective Date”).

SECTION 12. Expenses. The Borrowers and Guarantors agree to pay all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including without limitation the reasonable fees and expenses of the Administrative Agent’s legal counsel.

SECTION 13. Further Assurances. The Loan Parties agree to promptly take such action, upon the request of the Administrative Agent, as is necessary to carry out the intent of this Amendment.

SECTION 14. Consent by Guarantors. The Guarantors consent to the foregoing amendments. The Guarantors promise and agree to perform all of the requirements, conditions, agreements and obligations under the terms of the Credit Agreement as hereby amended, said Credit Agreement, as hereby amended, being hereby ratified and affirmed. In furtherance and not in limitation of the foregoing, the Guarantors acknowledge and agree that the “Guaranteed Obligations” (as defined in the Credit Agreement) include, without limitation, the indebtedness, liabilities and obligations evidenced by the Notes and the Loans made and Letters of Credit issued under the Credit Agreement as hereby amended. The Guarantors hereby expressly agree that the Credit Agreement, as hereby amended, is in full force and effect.

SECTION 15. Amendment Fee. On the Sixth Amendment Effective Date, the Borrowers and Guarantors shall pay to the Administrative Agent for the ratable account of each Lender an amendment and extension fee in an amount equal to the product of (i) such Lender’s total Revolver Advances (as reflected in Section 2.01(a) of the Credit Agreement) after giving effect to the repayment referred to in Section 6(h), times (ii) 0.75% (the “Amendment Fee”). In addition, on each of May 8, 2012 and May 8, 2013, the Borrowers and Guarantors shall pay to the Administrative Agent for the ratable account of each Lender an amendment fee in an amount equal to the product of (i) such Lender’s total Revolver Advances then outstanding, times (ii) 0.375%.

SECTION 16. Waiver of Defenses. The Borrowers and the Guarantors represent that none of them has any set-offs, defenses, recoupments, offsets, counterclaims or other causes of action against the Administrative Agent or the Lenders relating to the Loan Documents and the indebtedness evidenced and secured thereby and agree that, if any such set-off, defense, counterclaim, recoupment or offset otherwise exists on the date of this Amendment, each such defense, counterclaim, recoupment, offset or cause of action is hereby waived and released forever.

SECTION 17. Release of Claims. For and in consideration of the obligations set forth herein and intending to be legally bound hereby, the Borrowers and the Guarantors do remise, release and forever discharge the Administrative Agent and the Lenders, and their respective successors and assigns, of and from and all manner of actions, causes of actions, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands of whatsoever nature, in law, in equity or in admiralty, direct or indirect, known or unknown, matured or not matured, including for contribution and/or indemnity, that the Borrowers or any Guarantor ever had or now has, including, without limitation, those with respect to any and all matters alleged or which could have been alleged, with respect to the Loan Documents or the making or administration of the Advances up to and including the date of this Amendment. The general release hereby entered into and executed by Borrowers and the Guarantors is intended by Borrowers and the Guarantors to be final, complete and total as to all matters that have arisen or occurred up to and including the date of this Amendment.

SECTION 18. Severability. Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 19. Notices. All notices, requests and other communications to any party to the Loan Documents, as amended hereby, shall be given in accordance with the terms of Section 9.01 of the Credit Agreement.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed and delivered, or have caused their respective duly authorized officers or representatives to execute and deliver, this Amendment as of the day and year first above written.

MHI HOSPITALITY CORPORATION

By:	/s/ David R. Folsom	(SEAL)
Name:	David R. Folsom
Title:	President and COO

MHI HOSPITALITY, L.P.
By:	MHI Hospitality Corporation, General Partner

By:	/s/ David R. Folsom	(SEAL)
Name:	David R. Folsom
Title:	President and COO

MHI HOSPITALITY TRS HOLDING, INC.

By:	/s/ David R. Folsom	(SEAL)
Name:	David R. Folsom
Title:	President and COO

MHI HOSPITALITY TRS, LLC a Delaware limited liability company

By:	MHI Hospitality TRS Holding, Inc., A Maryland Corporation, its sole member

By:	/s/ David R. Folsom	(SEAL)
Name:	David R. Folsom
Title:	President and COO

MHI GP LLC
By:	MHI Hospitality, L.P., its sole member
By:	MHI Hospitality Corporation, General Partner

By:	/s/ David R. Folsom	(SEAL)
Name:	David R. Folsom
Title:	President and COO

PHILADELPHIA HOTEL ASSOCIATES LP
By:	MHI GP LLC, General Partner
By:	MHI Hospitality, L.P., its sole member
By:	MHI Hospitality Corporation, General Partner

By:	/s/ David R. Folsom	(SEAL)
Name:	David R. Folsom
Title:	President and COO

BROWNESTONE PARTNERS, LLC
By:	MHI Hospitality, L.P., its Manager
By:	MHI Hospitality Corporation, General Partner

By:	/s/ David R. Folsom	(SEAL)
Name:	David R. Folsom
Title:	President and COO

LOUISVILLE HOTEL ASSOCIATES, LLC

By:	/s/ David R. Folsom	(SEAL)
Name:	David R. Folsom
Title:	President and COO

TAMPA HOTEL ASSOCIATES LLC

By:	/s/ David R. Folsom	(SEAL)
Name:	David R. Folsom
Title:	President and COO

LAUREL HOTEL ASSOCIATES LLC

By:	MHI Hospitality, L.P., its Member

By:	MHI Hospitality Corporation, its General Partner

By:	/s/ David R. Folsom	(SEAL)
Name:	David R. Folsom
Title:	President and COO

[Remainder of this page intentionally left blank]

BRANCH BANKING AND TRUST COMPANY, as Administrative Agent, as Issuing Bank and as a Lender

By:	/s/ Matthew W. Rush	(SEAL)
Matthew W. Rush
Senior Vice President

[Remainder of this page intentionally left blank]

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Tayven Hike	(SEAL)
Tayven Hike
Vice President

[Remainder of this page intentionally left blank]

MANUFACTURERS AND TRADERS TRUST COMPANY

By:	/s/ Jeff Prather	(SEAL)
Jeff Prather
Bank Officer

[Remainder of this page intentionally left blank]

CONSENT AND JOINDER OF PREFERRED INVESTOR TO SIXTH AMENDMENT TO CREDIT AGREEMENT

Essex Illiquid, LLC, a Delaware limited liability company, and Richmond Hill Capital Partners, LP, a Delaware limited partnership (collectively, “Preferred Investor”), hereby join and consent to the terms of the within Sixth Amendment to Credit Agreement between the Loan Parties, the Administrative Agent and the Lenders (the “Sixth Amendment”). Preferred Investor acknowledges, agrees and confirms that, by its execution of this Consent, Preferred Investor will comply with the terms and conditions stated herein and therein.

Preferred Investor acknowledges and agrees that after an Event of Default under the Credit Agreement which remains uncured or is not waived by the Lenders, Preferred Investor may not exercise any remedies against any Loan Party except: (a) litigation seeking to compel a Loan Party to implement the Additional Board Designees (as defined in the Preferred Equity Agreement); and (b) the Equity Raise (as defined in Section 10 of the Preferred Equity Agreement as in effect on the Sixth Amendment Effective Date).

Preferred Investor agrees that it will comply with the terms and conditions contained in Section 15 of the Preferred Equity Agreement (as in effect on the Sixth Amendment Effective Date) and it will not amend, supplement, restate or otherwise modify the terms of the Preferred Equity Agreement in any manner that could reasonably be expected to be materially adverse to the interests of the Administrative Agent and the Lenders without the prior written consent of the Required Lenders. Preferred Investor agrees that if it transfers or assigns any of the Preferred Stock to one or more Persons (each, a “Preferred Investor Assignee”), such Preferred Investor Assignee shall execute and deliver to the Administrative Agent and Lenders a Consent and Joinder substantially similar to this Consent and otherwise acceptable to the Administrative Agent in its reasonable discretion.

Essex Illiquid, LLC is a duly formed and validly existing limited liability company operating under and in compliance with the laws of Delaware. Richmond Hill Capital Partners, LP is a duly formed and validly existing limited partnership operating under and in compliance with the laws of Delaware. The Preferred Investor possesses all requisite authority and power to execute, deliver and comply with the terms of this Consent. This Consent has been duly authorized and approved by all necessary action by Preferred Investor.

Capitalized terms used in this Consent which are not otherwise defined in this Consent shall have the respective meanings assigned to them in the Sixth Amendment.

[next page is signature page]

IN WITNESS WHEREOF, Preferred Investor has caused this Consent to be signed by its duly authorized officer on its behalf on this 18th day of April, 2011.

ESSEX ILLIQUID, LLC

By:	Essex Equity Capital Management, LLC, the Investment Manager

By:	/s/ Ryan P. Taylor
Name:	Ryan P. Taylor
Title:	Authorized Signatory

RICHMOND HILL CAPITAL PARTNERS, LP

By:	Richmond Hill Investment Co., LP, the Investment Manager

By:	/s/ Ryan P. Taylor
Name:	Ryan P. Taylor
Title:	Authorized Signatory